                                                                  EXHIBIT (a)(8)

At the time Extreme announced the stock exchange program, Extreme was required to file a document with the SEC explaining the program, referred to as "Schedule TO". The Schedule TO that we filed is available on the intranet at https://exchange.extremenetworks.com.
------------------------------------

After receiving this document, the SEC reviewed our filing and requested that Extreme make some clarifications to the Schedule TO in the form of an amendment to Schedule TO. The SEC's review and comments are part of the SEC's standard process, and this amendment does not change our stock exchange program or the schedule.

The original filing stated that the new options would be granted "at least" 6 months and one day after the cancellation date for the eligible option grants. We deleted the phrase "at least" and clarified that the new options will be granted on June 5, 2002, exactly 6 months and one day after December 4, the cancellation date for the eligible option grants (unless the offer period is extended). If Extreme extends the offer period for the stock exchange program beyond December 3rd, Extreme will notify all employees no later than 12:00 noon, Pacific Time, on December 4th.

For employees who elect to participate in the stock exchange program, on December 4th, we will email you a confirmation that your eligible options were cancelled on December 4th pursuant to your election, and that your new options will be granted on June 5th, 2002. Extreme's Board of Directors will meet on June 5th, 2002 to grant the new option grants.

A more detailed summary of the amendment is attached below. The revised documents, reflecting all of the changes discussed above, can be found on the internal website created for the Offer to Exchange
(https://exchange.extremenetworks.com). Hard copies are available upon request, and may be obtained by contacting Bill Barthell in the Legal Department.

Please remember that the deadline for submitting the Online Election Form is 12 midnight, Pacific Time, on Monday, December 3, 2001.

If you have any questions about the stock exchange program, please contact Bill Barthell in the Legal Department. Questions about your stock options and grants may be referred to Anna Baca in Stock Administration.

Changes to the Schedule TO and the Offer to Exchange are located in the following sections:

New Option Grant Date
---------------------
We have revised Questions 1, 7, 11 and 24 to the Summary of Terms, the introduction to the Offer to Exchange and Sections 1 (Number of Options; Expiration Date) and 10 (Status of Eligible Options Acquired by Us in the Offer) of the Offer to Exchange to clarify that the New Options will be granted on the date which is six months and one day after the Cancellation Date, or June 5, 2002 (unless Extreme extends the Offer Period). We have also revised Section 5 (Acceptance of Eligible Options for Exchange and Cancellation and Issuance of New Options) of the Offer to Exchange to explain that the Board of Directors of the Company will meet on the actual grant date in order to issue the New Options on the New Option Grant Date.

Announcement of Extension
-------------------------
We have also amended Question 29 to the Summary of Terms and Section 39 (Extension of the Offer; Termination; Amendment) of the Offer to Exchange to provide that should Extreme extend the Offer, Extreme will announce the extension no later than 12:00 noon, Pacific Time, the next business day after the last previously scheduled or announced expiration date.

Procedures for Tendering Options
--------------------------------
We have modified Section 3 (Procedures for Tendering Options) and Section 5 (Acceptance of Eligible Options for Exchange and Cancellation and Issuance of New Options) of the Offer to Exchange to explain that Extreme will deliver a confirmation of acceptance to optionees electing to participate in the Offer to Exchange indicating that the tendered options have been cancelled and notifying such optionees of the date on which the New Options will be granted.

Conditions to the Offer
-----------------------
We have revised Section 6 (Conditions to the Offer) and Section 39 (Extension of the Offer; Termination; Amendment) of the Offer to Exchange to clarify that all conditions to the Offer will be asserted, satisfied or waived on or before the expiration of the Offer.

Miscellaneous
-------------
We have revised Section 42 of the Offer to Exchange to withdraw certain language regarding the application of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 to forward-looking statements set forth in the Offer and SEC reports referenced in the Offer.

Julia Cochrane